UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 19, 2007, GMX Resources Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Second Amended and Restated Loan Agreement with Capital One, National Association, and Union Bank of California, N.A. (“Bank Agreement”). The Amendment grants a temporary increase in the Company’s Borrowing Base of $30 million (the “Bridge Loan”) from the existing $90 million to $120 million until the earlier of the Company’s completion of additional financing or June 30, 2008. The Bridge Loan bears interest at a rate that is 2.25% higher per annum than the Company’s other borrowings under the normal Borrowing Base and the unused facility fee is 0.25% higher than the 0.25% fee for the normal Borrowing Base. In connection with the Amendment, the Company paid an upfront commitment and arrangement fees of 2.5% of the Bridge Loan or $750,000. The amount of the Bridge Loan that bears interest and fees at the higher rates will be reduced by any increase in the Company’s regular borrowing base redetermination in April of 2008. There were no other material changes to the existing loan agreement.

ITEM 9.01 Financial Statements and Exhibits.

The following Exhibit is filed as a part of this report:

10.1	First Amendment to Loan Agreement dated December 19, 2007 between GMX Resources Inc., Capital One, National Association, and Union Bank of California, N.A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ Ken L. Kenworthy

Ken L. Kenworthy, Chief Financial Officer

Date: December 21, 2007

INDEX TO EXHIBITS

10.1	First Amendment to Loan Agreement dated December 19, 2007 between GMX Resources Inc., Capital One, National Association, and Union Bank of California, N.A